Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 13, 2010 on the financial statements of Imaging Diagnostic Systems, Inc., for the years ended June 30, 2010 and 2009 and for the period December 10, 1993 (date of inception) to June 30, 2010, included herein on the registration statement of Imaging Diagnostic Systems, Inc. on Amendment No. 3 to Form S-1/A1 and to the reference to our firm under the heading “Experts” in the prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Boca Raton, Florida
November 18, 2010